SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

Filed by the registrant ☒

Filed by a party other than the registrant ☐

Check the appropriate box:

☐ Preliminary proxy statement ☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☒ Definitive proxy statement

☐ Definitive additional materials

☐ Soliciting material under Rule 14a-12.

BANCORPSOUTH, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: APPROVAL OF EXECUTIVE PERFORMANCE INCENTIVE PLAN
EQUITY COMPENSATION PLAN INFORMATION
PROPOSAL 3: SELECTION OF AUDITORS
MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES
COMPENSATION OF DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION AND STOCK INCENTIVE COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
AUDIT COMMITTEE FINANCIAL EXPERT
COMPARATIVE PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
GENERAL INFORMATION
BANCORPSOUTH, INC. EXECUTIVE PERFORMANCE INCENTIVE PLAN
FORM OF PROXY

[BancorpSouth logo]

One Mississippi Plaza
201 South Spring Street
Tupelo, Mississippi 38804

March 26, 2003

TO THE SHAREHOLDERS OF
      BANCORPSOUTH, INC.

     On Tuesday, April 22, 2003, at 7:00 p.m. (Central Time), the annual meeting of shareholders of BancorpSouth, Inc. will be held at the Ramada Inn Convention Center, 854 North Gloster Street, Tupelo, Mississippi. Dinner will be served. You are cordially invited to attend and participate in the meeting.

     Please read our enclosed Annual Report to Shareholders and the attached Proxy Statement. They contain important information about your company and the matters to be addressed at the annual meeting.

     Whether you plan to attend the meeting or not, I urge you to vote your proxy as soon as possible to assure your representation at the meeting. For your convenience, you can vote your proxy by: (i) touch-tone telephone or (ii)  completing, signing, dating and returning the enclosed proxy card. Instructions regarding both methods of voting are contained in the Proxy Statement and on the enclosed proxy card. If you attend the annual meeting and desire to vote your shares personally rather than by proxy, you may withdraw your proxy at any time before it is exercised.

     If you plan to attend the dinner portion of the annual meeting, please be sure to complete and return the enclosed reservation card.

     I look forward to seeing you at this year’s annual meeting.

Sincerely,

/s/ Aubrey B. Patterson

AUBREY B. PATTERSON Chairman of the Board and Chief Executive Officer
Enclosures:
1. Proxy Card and Business Reply Envelope 2. Meeting Reservation Card 3. Householding Notice 4. Annual Report to Shareholders

YOUR VOTE IS VERY IMPORTANT . . . VOTE YOUR PROXY VIA TOUCH-TONE
TELEPHONE OR BY COMPLETING, SIGNING, DATING AND RETURNING
THE ENCLOSED PROXY CARD PROMPTLY.

[BancorpSouth logo]

One Mississippi Plaza
201 South Spring Street
Tupelo, Mississippi 38804

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 22, 2003

TO THE SHAREHOLDERS OF
      BANCORPSOUTH, INC.

     The annual meeting of shareholders of BancorpSouth, Inc. will be held on Tuesday, April 22, 2003, at 7:00 p.m. (Central Time) at the Ramada Inn Convention Center, 854 North Gloster Street, Tupelo, Mississippi, for the following purposes:

(1)	To elect five directors;

(2)	To approve the BancorpSouth, Inc. Executive Performance Incentive Plan;

(3)	To ratify the appointment of the accounting firm of KPMG LLP as independent auditors of BancorpSouth, Inc. and its subsidiaries for the year ending December 31, 2003; and

(4)	To transact such other business as may properly come before the annual meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 7, 2003 as the record date for determining shareholders entitled to notice of and to vote at the meeting.

By order of the Board of Directors,

/s/ Aubrey B. Patterson

AUBREY B. PATTERSON Chairman of the Board and Chief Executive Officer
March 26, 2003

IMPORTANT:

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, TO ASSURE THE PRESENCE OF A QUORUM, PLEASE VOTE YOUR PROXY VIA TOUCH-TONE TELEPHONE OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD PROMPTLY. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

[BancorpSouth logo]

One Mississippi Plaza
201 South Spring Street
Tupelo, Mississippi 38804

PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by our Board of Directors, to be voted at our annual meeting of shareholders to be held at the Ramada Inn Convention Center, 854 North Gloster Street, Tupelo, Mississippi, on April 22, 2003, at 7:00 p.m. (Central Time), for the purposes set forth in the accompanying notice, and at any adjournment thereof. This Proxy Statement and the accompanying form of proxy card are first being sent to shareholders on or about March 26, 2003.

     If your proxy is properly given and not revoked, it will be voted in accordance with the instructions, if any, given by the shareholder, and if no instructions are given, it will be voted (i) “FOR” the election as directors of the nominees listed in this Proxy Statement, (ii) “FOR” the approval of the BancorpSouth, Inc. Executive Performance Incentive Plan, (iii) “FOR” ratification of the appointment of the accounting firm of KPMG LLP as independent auditors for us and our subsidiaries for the year ending December 31, 2003 and (iv) in accordance with the recommendations of our Board of Directors on any other proposal that may properly come before the annual meeting.

     Shareholders are encouraged to vote their proxies either by (i) touch-tone telephone or (ii) completing, signing, dating and returning the enclosed proxy card, but not by both methods. If you do vote by both methods, only the last vote that is submitted will be counted and each previous vote will be disregarded. Shareholders who vote by proxy using either method before the annual meeting have the right to revoke the proxy at any time before it is exercised by submitting a written request to us or by voting another proxy at a later date. The grant of a proxy will not affect the right of any shareholder to attend the meeting and vote in person.

     Pursuant to the Mississippi Business Corporation Act and our governing documents, a proxy voted by touch-tone telephone has the same validity as one voted by mail. In order to vote by touch-tone telephone, shareholders need the ten-digit Control Number found on their proxy card. To vote by touch-tone telephone, call 1-800-542-1160, enter the ten-digit Control Number and follow the simple instructions to vote on the proposals described below and on the proxy card. This toll-free call can be made at anytime until 10:59 p.m. (Central Time) on April 21, 2003, the day prior to the annual meeting, and should not require more than a few minutes to complete. To vote your proxy by mail, please complete, sign, date and return the enclosed proxy card in the enclosed business reply envelope.

     To vote by telephone, you need to follow these instructions. If you wish to vote as the Board of Directors recommends for all proposals, press “1” when prompted. If you wish to vote on each proposal separately, press “0” when prompted. When voting on Proposal 1, which relates to the election of directors, press “1” to vote for all nominees, press “9” to withhold your vote for all nominees and press “0” to withhold your vote for individual nominees. If you withhold your vote for an individual nominee, you will be prompted for the two-digit number located next to the nominee’s name on the proxy card. For all other proposals, press “1” to vote “for” the proposal, press “9” to vote “against” the proposal or press “0” to “abstain” from voting on the proposal.

     The close of business on March 7, 2003 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at this year’s annual meeting. As of such date, we had 500,000,000 authorized shares of common stock, $2.50 par value (the “Common Stock”), of which 77,456,497 shares were outstanding and entitled to vote. The Common Stock is our only outstanding voting stock.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

     Our Articles of Incorporation provide that the Board of Directors shall be divided into three classes of as nearly equal size as possible. Directors are elected by a plurality of the votes cast by the shares of Common Stock entitled to vote in the election at a meeting at which a quorum is present. The holders of Common Stock do not have cumulative voting rights with respect to the election of directors. Consequently, each shareholder may cast one vote per share for each nominee.

     Unless a proxy shall specify otherwise, the persons named in the proxy shall vote the shares covered thereby for the nominees listed below. Should any nominee become unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by the current Board of Directors.

Nominees

     The Board of Directors has nominated the four individuals named below under the caption “Class I Nominees” for election as directors to serve until the annual meeting of shareholders in 2006, or until their earlier retirement in accordance with the policy of the Board of Directors. In addition, the Board of Directors has nominated the individual named below under the caption “Class III Nominee” for election as a director to serve until the annual meeting of shareholders in 2004, or until his earlier retirement in accordance with the policy of the Board of Directors. This Class III Nominee is being nominated to fill the vacancy created by the retirement of Shed H. Davis. Our retirement policy for directors provides that a director not stand for re-election to the Board after reaching his or her 70th birthday, unless the Board determines that BancorpSouth would significantly benefit from such director serving another term due to his or her advice, expertise and influence. At the end of this term, the Board may, in its discretion, re-nominate such person for another term. If the Board does not re-nominate a former director for another term after his or her 70th birthday, or such person is not re-elected by our shareholders, the person would then serve as a Director Emeritus for a one year term, while being eligible for re-election as a Director Emeritus by the Board annually. The Board has determined that BancorpSouth would significantly benefit from the continued service of Travis E. Staub as a director and has accordingly re-nominated him for another term.

     Each nominee has consented to be a candidate and to serve, if elected.

     The following table shows the names, ages, principal occupations and other directorships of the nominees designated by the Board of Directors to become directors and the year in which each nominee was first elected to the Board of Directors.

			Director
Name	Age	Principal Occupation/Other Directorships	Since

Class I Nominees – Term Expiring in 2006

Hassell H. Franklin	67	Chief Executive Officer, Franklin Corp., Houston, Mississippi (furniture manufacturer)	1974

Robert C. Nolan	61	Chairman of the Board, Deltic Timber Corporation, El Dorado, Arkansas (timber production); Managing Partner, Munoco Company, El Dorado, Arkansas (oil and gas exploration and production)	2000

W. Cal Partee, Jr.	58	Partner, Partee Flooring Mill, Oil and Timber Investments, Magnolia, Arkansas (oil and lumber production)	2000

Travis E. Staub	70	Vice Chairman, JESCO, Inc., Fulton, Mississippi (construction and engineering)	1975

Class III Nominee – Term Expiring in 2004

Guy W. Mitchell, III	59	Vice President and Attorney at Law, Mitchell, McNutt and Sams, P.A., Tupelo, Mississippi	N/A

Continuing Directors

     The persons named below will continue to serve as directors until the annual meeting of shareholders in the year indicated. Shareholders are not voting on the election of the Class III and Class II directors listed below. The following table shows the names, ages, principal occupations and other directorships of each continuing director, and the year in which each was first elected to the Board of Directors.

			Director
Name	Age	Principal Occupation/Other Directorships	Since

Class III – Term Expiring in 2004
Aubrey B. Patterson	60	Chairman of the Board and Chief Executive Officer of BancorpSouth, Inc. and BancorpSouth Bank	1983

Larry G. Kirk	56	Chairman of the Board and Chief Executive Officer, Hancock Fabrics, Inc., Tupelo, Mississippi (fabric retailer and wholesaler)	2002

R. Madison Murphy	45	Director, Murphy Oil Corporation, El Dorado, Arkansas (oil and gas exploration and production); Director, Deltic Timber Corporation, El Dorado, Arkansas (timber production)	2000

Class II – Term Expiring in 2005

W. G. Holliman, Jr.	65	Chairman of the Board, President and Chief Executive Officer, Furniture Brands International, Inc., St. Louis, Missouri and Tupelo, Mississippi (furniture manufacturer)	1994

James V. Kelley	53	Chief Operating Officer and President of BancorpSouth, Inc. and BancorpSouth Bank; Chairman of the Board, President and Chief Executive Officer, First United Bancshares, Inc., El Dorado, Arkansas (bank holding company) (1987-2000)	2000

Turner O. Lashlee	66	Chairman of the Board, Lashlee-Rich, Inc., Humboldt, Tennessee (general construction, construction management and retail building materials supplier)	1992

Alan W. Perry	55	Attorney at Law, Forman, Perry, Watkins, Krutz & Tardy, PLLC, Jackson, Mississippi	1994

     Each of the nominees and continuing directors has had the principal occupation indicated for more than five years, unless otherwise indicated. Messrs. Murphy and Nolan are first cousins.

The Board of Directors recommends that shareholders vote
“FOR” each of the Class I nominees and the Class III nominee.

PROPOSAL 2: APPROVAL OF EXECUTIVE PERFORMANCE INCENTIVE PLAN

     On February 14, 2003, the Board of Directors adopted the BancorpSouth, Inc. Executive Performance Incentive Plan (the “Incentive Plan”), subject to the approval of our shareholders. The Incentive Plan provides for the payment of cash incentive bonuses to participants based upon the achievement of performance goals established annually by the Executive Compensation and Stock Incentive Committee of the Board of Directors. We are asking you to approve the Incentive Plan so that we may deduct for federal income tax purposes compensation paid under the Incentive Plan. Our intention is to adopt and administer the Incentive Plan in a manner that maximizes the deductibility of compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

     If the Incentive Plan is approved by our shareholders at the annual meeting, it will become effective without further action as of January 1, 2004 and will continue until terminated by the Board of Directors. The Incentive Plan is described below. The description is qualified in its entirety by reference to the full text of the Incentive Plan, which is attached as Appendix A to this Proxy Statement.

Purpose of the Incentive Plan

     The Incentive Plan is designed to qualify as “performance-based” compensation under Section 162(m) of the Code. Under Section 162(m), we may not deduct for federal income tax purposes compensation paid to certain “covered employees” (generally the chief executive officer and the four highest paid executive officers other than the chief executive officer) in any taxable year to the extent that any of these persons receives more than $1 million in compensation in any one year. However, if we pay compensation that is “performance-based” under Section 162(m), we can receive a federal income tax deduction for the compensation even if such compensation exceeds $1 million in a single year. In order for compensation to qualify as “performance-based” for this purpose, it must meet certain conditions, one of which is that the material terms of the performance goals under which the compensation is to be paid must be disclosed to, and approved by, our shareholders.

     As with all our incentive plans, the Incentive Plan is intended to increase shareholder value and our success by encouraging outstanding performance by certain of our executive officers. These goals are to be achieved by providing eligible executive officers with incentive awards based on the achievement of goals relating to our performance. We currently award cash bonuses to our executives under the BancorpSouth, Inc. Home Office Incentive Plan (the “Home Office Plan”). We describe the Home Office Plan, along with our other compensation arrangements, in the Executive Compensation and Stock Incentive Committee Report on Executive Compensation contained in this Proxy Statement. Participants in the Incentive Plan will not be eligible to participate in the Home Office Plan. We expect that the Incentive Plan will operate substantially similar to the Home Office Plan.

     Although we have no present intention of paying cash incentive bonuses to participants in the Incentive Plan that do not qualify as “performance-based compensation” under Section 162(m) once the Incentive Plan is effective, approval of this proposal will not preclude us from doing so, including, but not limited to, paying cash incentive bonuses outside the Incentive Plan. We expect that any such payments would only be made under extraordinary circumstances. If the Incentive Plan is not approved by our shareholders at the annual meeting, we will not make any payments under the Incentive Plan. In such event, the Incentive Plan will not take effect, but the Executive Compensation and Stock Incentive Committee will have the ability to award cash bonuses to individuals who would have been participants in an amount that the committee deems reasonable and appropriate at that time. We may not be able to deduct for federal income tax purposes a portion of these cash bonuses.

Business Criteria for Performance Goals

     The Executive Compensation and Stock Incentive Committee may take into account several factors when establishing the performance goals each year. However, the performance goals established by the Executive Compensation and Stock Incentive Committee must be objectively determinable goals based on targeted levels of return on average equity and targeted levels of deposits and other funding sources.

Operation of the Incentive Plan

     The Executive Compensation and Stock Incentive Committee will administer the Incentive Plan. Executive officers who are “covered employees” and whose projected taxable compensation for a year may be greater than

$1 million are eligible to be selected by the Executive Compensation and Stock Incentive Committee to participate in the Incentive Plan. No later than 90 days after the beginning of the year, the Executive Compensation and Stock Incentive Committee will specify in writing the target amount of cash bonus compensation payable to each participant, the maximum amount of cash bonus compensation payable to each participant, the performance goals upon which each participant’s cash bonus is conditioned and the formula to determine the amount payable to each participant based on the achievement of the specified goals. The amount of the cash bonus may vary among participants and from year to year, but the maximum cash bonus payable to any participant under the Incentive Plan in a year is $4 million.

     As soon as possible after the end of each year, the Executive Compensation and Stock Incentive Committee will certify in writing for each participant whether the performance goals for that year and any other material conditions have been met. If these goals and conditions have been met, the Executive Compensation and Stock Incentive Committee may award the participant the cash incentive bonus. The Executive Compensation and Stock Incentive Committee has discretion to reduce or eliminate, but not increase, an amount that is payable to a participant under the Incentive Plan. Any incentive bonuses will be paid in cash as soon as practicable following the end of the fiscal year, or earlier upon a change in control, as described below.

Change in Control

     If we experience a change in control (as defined in the Incentive Plan), the Executive Compensation and Stock Incentive Committee will pay the maximum amount payable under the incentive bonus to all participants in the Incentive Plan. The bonus will be paid as soon as practicable following the change in control.

Death, Disability and Retirement

     Upon the death or disability (as defined in the Incentive Plan) of a participant in the Incentive Plan during the course of the year, the Executive Compensation and Stock Incentive Committee may pay the cash bonus whether or not the performance goals have been achieved. The Executive Compensation and Stock Incentive Committee may, in its discretion, award either a cash bonus as if we employed the participant for the entire year or prorate the cash bonus for the number of months we employed the participant. The bonus will be paid after the end of the year when we pay all other bonuses.

     When a participant retires (as defined in the Incentive Plan) during the course of the year, the Executive Compensation and Stock Incentive Committee may pay the cash bonus to the participant if all of the performance goals were achieved. The Executive Compensation and Stock Incentive Committee may, in its discretion, award either a cash bonus as if we employed the participant for the entire year or prorate the cash bonus for the number of months we employed the participant. The bonus will be paid after the end of the year when we pay all other bonuses.

Amendment and Termination of the Incentive Plan

     The Board of Directors may amend or terminate the Incentive Plan at any time and for any reason. No amendment that would modify the material terms of the Incentive Plan, including the performance goals, will be effective until approved by our shareholders in a manner that satisfies the shareholder approval requirements of Section 162(m).

Federal Income Tax Consequences

     Under present federal income tax law, participants will realize ordinary income equal to the amount of the bonus received in the year of receipt. We will receive a deduction for the amount constituting ordinary income to the participant, provided that the Incentive Plan satisfies the requirements of Section 162(m). As described above, Section 162(m) limits the deductibility of compensation not based on performance that is paid to certain corporate executives.

Awards Granted to Certain Individuals and Groups

     Awards that will be issued under the Incentive Plan will be determined based on our actual performance compared to certain performance goals that will be established by the Executive Compensation and Stock Incentive Committee, so awards under the Incentive Plan (if any) cannot now be determined.

Vote Required

     Approval of the Incentive Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the annual meeting and entitled to vote on the proposal.

The Board of Directors recommends that shareholders vote “FOR”
approval of the BancorpSouth, Inc. Executive Performance Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information as of December 31, 2002 with respect to compensation plans (including individual compensation arrangements) under which shares of our Common Stock are authorized for issuance.

	Number of shares		Number of shares remaining
	to be issued upon	Weighted-average	available for future
	exercise of outstanding	exercise price of outstanding	issuance under equity
Equity Compensation Plans:	options and rights	options and rights	compensation plans (1)

Approved by security holders (2)	2,663,437	$15.88	4,031,559
Not approved by security holders (3)	148,666 (4)	— (5)	116,702
Total	2,812,103	$15.88	4,148,261

(1)	Excludes shares to be issued upon exercise of outstanding options and rights.

(2)	The plans that have been approved by our shareholders include the 1990 Stock Incentive Plan, the 1994 Stock Incentive Plan and the 1995 Non-Qualified Stock Option Plan for Non-Employee Directors.

(3)	The plans that have not been approved by our shareholders include the 1998 Director Stock Plan, the 1998 Stock Option Plan, the Stock Bonus Agreement with Aubrey B. Patterson, Jr., the Stock Bonus Agreement with James V. Kelley, an agreement between Robert M. Althoff and BancorpSouth Bank and an agreement between Dabbs Cavin and BancorpSouth Bank. We have reserved no shares for issuance under the 1998 Director Stock Plan because we have historically funded the plan with shares acquired through open market purchases.

(4)	Includes 70,000 shares held in escrow under the Stock Bonus Agreement with Mr. Patterson, 60,000 shares held in escrow under the Stock Bonus Agreement with Mr. Kelley and 18,666 shares to be issued under the agreements with Mr. Althoff and Mr. Cavin.

(5)	Does not reflect shares held in escrow or shares to be issued under the agreements with Mr. Althoff and Mr. Cavin because they have no exercise price.

     The material features of our equity compensation plans that have not been approved by our shareholders are described below. These descriptions are qualified in their entirety by reference to the plan documents that have been filed with the Securities and Exchange Commission (“SEC”) from time to time.

BancorpSouth, Inc. 1998 Director Stock Plan

     We established the BancorpSouth, Inc. 1998 Director Stock Plan (the “Director Stock Plan”) to provide for payment of at least 50% of a director’s compensation in the form of our Common Stock in order to more closely align the interests of the directors with those of our shareholders. The Director Stock Plan permits directors to elect to receive all or a portion of the remaining 50% of the director’s compensation in the form of Common Stock. All non-employee members of our Board of Directors and the Board of Directors of BancorpSouth Bank are eligible to participate in this plan. Because we historically have funded the Director Stock Plan with shares that we have acquired through open market purchases, we have not reserved any shares for issuance under the Director Stock Plan. The plan will continue until terminated by our Board of Directors.

BancorpSouth, Inc. 1998 Stock Option Plan

     We established the BancorpSouth, Inc. 1998 Stock Option Plan (the “1998 Stock Option Plan”) to provide equity-based awards to certain employees, former employees and independent contractors and to replace equity-based awards held by former employees of banks that we acquire through mergers or acquisitions. The plan is administered by the Executive Compensation and Stock Incentive Committee and will continue until terminated by our Board of Directors. The Executive Compensation and Stock Incentive Committee has the power to grant stock options or restricted stock under the plan.

     The exercise price of a stock option awarded under this plan generally will not be less than 100% of the fair market value of a share of Common Stock on the date it is granted. We have reserved 235,000 shares for issuance under the plan. As of December 31, 2002, 116,702 shares were available for issuance under the 1998 Stock Option Plan. An option will be exercisable on any date established by the Executive Compensation and Stock Incentive Committee or provided for in a stock option agreement, but in no event will it be exercisable after the expiration of 10 years from the date it was granted or five years if the option is granted to a shareholder who holds more than 10% of our Common Stock. All incentive options will terminate on the date the participant’s employment with BancorpSouth terminates, except as otherwise provided in a participant’s stock option agreement with respect to termination of employment, death, disability or a change in control of BancorpSouth. If the stock option agreement with a participant does not address the effect of a change in control of BancorpSouth, then all outstanding stock options and shares of restricted stock will vest, and these outstanding stock options will become exercisable, immediately prior to the change in control.

Individual Compensation Arrangements

     We have individual compensation arrangements with some of our executives and employees. Each of these arrangements are similar in that we award shares of our Common Stock to these executives and employees that are incrementally released upon the attainment of specified performance goals. Each of these arrangements are described below.

     For Mr. Patterson’s services, we awarded him 126,000 shares of our Common Stock which are held in escrow pursuant to a Stock Bonus Agreement, dated as of January 30, 1998 and amended as of January 30, 2000 and January 31, 2001 (the “1998 Stock Bonus Agreement”). If we achieve either a 0.9% return on average assets or a 12.825% return on average equity in our prior fiscal year, 14,000 shares are released from escrow to Mr. Patterson on April 1 of each year through 2007. If we do not achieve these performance criteria, then the shares will continue to be held in escrow until the earlier of termination or expiration of the term of the 1998 Stock Bonus Agreement. Upon the expiration of the 1998 Stock Bonus Agreement, the remaining shares held in escrow will be released to Mr. Patterson unless we terminate the agreement prior to its expiration. Mr. Patterson has no right to transfer shares that are held in escrow, but is entitled to vote the shares as well as receive all dividends paid on the shares held in escrow. In consideration for the award of these shares, Mr. Patterson agreed to a non-competition covenant for two years from the date of termination of the 1998 Stock Bonus Agreement unless the 1998 Stock Bonus Agreement is terminated by Mr. Patterson after a change in control of BancorpSouth. If Mr. Patterson terminates his employment after a change in control of BancorpSouth, Mr. Patterson will be entitled to receive all of the shares held in escrow. Also, Mr. Patterson agreed not to solicit for employment any of our employees for two years after termination of the 1998 Stock Bonus Agreement.

     For Mr. Kelley’s services and to replace his Severance Agreement with First United Bancshares, Inc., we awarded him 100,000 shares of our Common Stock which are held in escrow pursuant to a Stock Bonus Agreement, dated as of April 16, 2000 and amended as of July 24, 2000 (the “2000 Stock Bonus Agreement”). If we achieve either a 0.9% return on average assets or a 12.825% return on average equity in our prior fiscal year, 20,000 shares are released from escrow to Mr. Kelley on August 31 of each year through 2005. If we do not achieve these performance criteria, then the shares will continue to be held in escrow until the earlier of termination or expiration of the term of the 2000 Stock Bonus Agreement. Upon the expiration of the 2000 Stock Bonus Agreement, the remaining shares held in escrow will be released to Mr. Kelley unless we terminate the agreement prior to its expiration. Mr. Kelley has no right to transfer shares that are held in escrow, but is entitled to vote the shares as well as receive all dividends paid on the shares held in escrow. In consideration for the award of these shares, Mr. Kelley agreed to a non-competition covenant until April 16, 2005 unless the 2000 Stock Bonus Agreement is terminated sooner by Mr. Kelley after a change in control of BancorpSouth. If Mr. Kelley terminates his employment after a change in control of BancorpSouth, Mr. Kelley will be entitled to receive all of the shares held in escrow. Also, Mr. Kelley agreed not to solicit for employment any of our employees until April 16, 2005.

     In return for Robert M. Althoff’s services and to replace his Executive Services Agreement with Pinnacle Bancshares, Inc., BancorpSouth Bank employed Mr. Althoff as of the close of business on February 28, 2002 through December 31, 2004 pursuant to an agreement dated as of November 14, 2001. We awarded Mr. Althoff 20,000 shares of our Common Stock pursuant to this agreement. The shares vest in increments of 6,667, 6,667, and 6,666 shares on each of December 31, 2002, December 31, 2003 and December 31, 2004, respectively, assuming that certain performance criteria are achieved. If these performance criteria are not achieved for any such year, the shares that would have been released will be carried over to a subsequent calendar year and become subject to release to Mr. Althoff in a subsequent year if the performance criteria are attained. Upon the expiration of the agreement, the remaining shares will be released to Mr. Althoff unless we terminate the agreement prior to its expiration. Mr. Althoff has no right to transfer shares until they are awarded to him, but is entitled to vote the shares as well as receive all dividends paid with respect thereto. Upon a change in control of BancorpSouth, all shares that have not vested will be released. In consideration for the award of these shares, Mr. Althoff agreed to anti-piracy and non-competition covenants for a period commencing on the date of his termination until December 31, 2004 if we terminate his employment for cause or he voluntarily terminates his employment. Also, Mr. Althoff agreed to a non-solicitation covenant for the same period if we terminate his employment for cause, we terminate his employment without cause or he voluntarily terminates his employment.

     In return for Dabbs Cavin’s services and to replace his Executive Services Agreement with Pinnacle Bancshares, Inc., BancorpSouth Bank employed Mr. Cavin as of the close of business on February 28, 2002 through December 31, 2004 pursuant to an agreement dated as of November 14, 2001. We awarded Mr. Cavin 8,000 shares of our Common Stock pursuant to this agreement. The shares vest in increments of 2,667, 2,667, and 2,666 shares on each of December 31, 2002, December 31, 2003 and December 31, 2004, respectively, assuming that certain performance criteria are achieved. If these performance criteria are not achieved for any such year, the shares that would have been released will be carried over to a subsequent calendar year and become subject to release to Mr. Cavin in a subsequent year if the performance criteria are attained. Upon the expiration of the agreement, the remaining shares will be released to Mr. Cavin unless we terminate the agreement prior to its expiration. Mr. Cavin has no right to transfer shares until they are awarded to him, but is entitled to vote the shares as well as receive all dividends paid with respect thereto. Upon a change in control of BancorpSouth, all shares that have not vested will be released. In consideration for the award of these shares, Mr. Cavin agreed to anti-piracy and non-competition covenants for a period commencing on the date of his termination until December 31, 2004 if we terminate his employment for cause or he voluntarily terminates his employment. Also, Mr. Cavin agreed to a non-solicitation covenant for the same period if we terminate his employment for cause, we terminate his employment without cause or he voluntarily terminates his employment.

PROPOSAL 3: SELECTION OF AUDITORS

     The Audit Committee of the Board of Directors has selected the accounting firm of KPMG LLP as independent auditors of BancorpSouth and its subsidiaries for the year ending December 31, 2003, subject to the approval of our shareholders. This firm has served as our independent auditors since 1973.

     In addition to rendering audit services for the year ended December 31, 2002, KPMG LLP performed various other services for us and our subsidiaries. The aggregate fees billed for the services rendered to us by KPMG LLP for 2002 were as follows:

Audit Fees	$345,000
Financial Information Systems Design and Implementation Fees	$—
All Other Fees(1)	$288,873

(1)	Includes services for employee benefit plan audits, audits of subsidiaries, due diligence for acquisitions, registration statement review, regulatory compliance review, accounting consultations, tax compliance and consultations and other consultations.

     The Audit Committee has considered whether the provision of non-audit services by KPMG LLP to BancorpSouth is compatible with maintaining KPMG LLP’s independence.

     The affirmative vote of a majority of the shares of Common Stock represented at the annual meeting and entitled to vote is needed to ratify the appointment of KPMG LLP as auditors of BancorpSouth and its subsidiaries for the year ending December 31, 2003. If the appointment is not approved, the matter will be referred to the Audit Committee for further review. Representatives of KPMG LLP will be at the annual meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

The Board of Directors recommends that shareholders vote “FOR”
ratification of the appointment of KPMG LLP as independent auditors.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     During 2002, our Board of Directors held 4 meetings. Each director attended at least 75% of the meetings of the Board of Directors and all committees on which such director served. The Board of Directors has established the standing committees described below.

     The Executive Committee acts on behalf of the Board of Directors on all matters concerning the management and conduct of our business and affairs except those matters which cannot by law be delegated by the Board of Directors. Generally, the Executive Committee meets monthly. The Executive Committee held 11 meetings during 2002. The current members of the Executive Committee are Messrs. Patterson (Chairman), Franklin, Holliman, Kelley, Lashlee, Nolan and Staub.

     The Audit Committee is responsible for determining the effectiveness of internal controls and operational procedures, compliance with applicable policies, regulations and laws, the selection and engagement of our independent auditors and supervision of the annual audit. The Audit Committee is currently composed of Messrs. Kirk (Chairman), Davis and Murphy. This committee met 11 times during 2002.

     The Executive Compensation and Stock Incentive Committee reviews and approves the salaries, benefits and other compensation of our executive officers. The committee also administers our Home Office Plan, 1990 and 1994 Stock Incentive Plans and the 1998 Stock Option Plan, and will administer the Incentive Plan if approved by our shareholders. The current members of this committee are Messrs. Staub (Chairman), Holliman and Lashlee. This committee met 2 times during 2002.

     The Nominating Committee recommends to the Board of Directors nominees for election to the Board. The current members of this committee are Messrs. Franklin (Chairman), Holliman, Lashlee, Nolan and Staub. The Nominating Committee met 4 times during 2002.

COMPENSATION OF DIRECTORS

     Directors who are also our employees receive no additional compensation for serving on our Board of Directors or any committee thereof. Non-employee directors receive an annual retainer of $4,200, and are paid a meeting fee of $500 for each regular or special meeting attended. Members of the Executive Committee receive a fee of $1,100 for each committee meeting attended. Chairmen of standing or special committees of the Board of Directors receive an annual fee of $1,200 for serving as such. Members of other standing committees receive $600 for each committee meeting attended. In addition, each of our directors serves on the Board of Directors of BancorpSouth Bank. Each director of BancorpSouth Bank who is not an employee of BancorpSouth Bank is paid $1,200 for each regular or special meeting of the Board of Directors of BancorpSouth Bank attended. Directors are reimbursed for necessary travel expenses and are insured under our group life insurance plan for amounts of $15,000 to age 65 and $9,750 from age 65 until reaching age 70.

     At least 50% of the director fees are paid in the form of Common Stock pursuant to the Director Stock Plan. In addition, the Director Stock Plan permits each director to elect to receive the remaining portion of his or her director fees in cash or Common Stock, or defer the receipt of the cash fee through a compensation deferral arrangement.

     Each of our non-employee directors also participates in our 1995 Non-Qualified Stock Option Plan For Non-Employee Directors (the “Directors Option Plan”). The Directors Option Plan provides for the grant of stock options to participating directors on May 1 of each year. Options can be exercised at any time after the date of the annual meeting of shareholders that follows the date of grant by at least six months, provided that the director continuously serves during that term. The exercise price of an option is the fair market value of the Common Stock on the date of grant. Options expire upon the earlier of ten years after the date of grant or termination of service as a director. Through 1997, each option grant included an award of stock appreciation rights (“SARs”) equal to 50% of the number of shares of Common Stock subject to the related option. SARs entitle each optionee to receive cash payments from us based on the excess of the fair market value per share of Common Stock on the date on which an SAR is exercised over the purchase price per share of the underlying option. SARs are exercisable only to the extent that the underlying option is exercisable and terminate when the option terminates. The provisions permitting the future grant of SARs were eliminated effective January 1, 1998, and the annual awards of options were modified to provide that, on May 1 of each year, each participating director will be granted options to purchase 3,600 shares of Common Stock. Such options become fully vested at the annual meeting of shareholders following the date of grant by at least six months. The Directors Option Plan is administered by our Board of Directors, which may not deviate from the express annual awards provided for in the Directors Option Plan. A total of 384,000 shares of Common Stock have been reserved for issuance under the Directors Option Plan. As of January 31, 2003, options to purchase 300,764 shares of Common Stock have been granted under the Directors Option Plan, of which options to purchase 63,696 shares have been exercised.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers, and persons who own more than 10% of the outstanding shares of our Common Stock, to file initial reports of ownership and reports of changes in ownership of our Common Stock with the SEC. These officers, directors and greater than 10% shareholders are required to furnish us with copies of all Section 16(a) forms they file. There are specific due dates for these reports, and we are required to report in this Proxy Statement any failure to file reports as required for 2002.

     Based solely upon a review of the copies of reports furnished to us and written representations that no other reports were required, we believe that these reporting and filing requirements were complied with for 2002, except that we have been advised that Mr. Staub failed to report timely the disposition of 4,800 shares of our Common Stock in May 2002. This transaction was subsequently reported.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of January 31, 2003, with respect to the beneficial ownership of Common Stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock, (ii) all directors and nominees, (iii) each of our executive officers named in the Summary Compensation Table set forth below in the section captioned “EXECUTIVE COMPENSATION,” and (iv) all our directors and executive officers as a group.

	Shares Beneficially		Percentage
	Owned (1)		of Class

BancorpSouth, Inc. Amended and Restated Salary Deferral Profit Sharing Employee Stock Ownership Plan, One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804	6,123,370		7.88%
Harry R. Baxter	100,247	(2)	*
W. Gregg Cowsert	85,551		*
Shed H. Davis	223,893	(3)	*
Hassell H. Franklin	1,033,917		1.33
W. G. Holliman, Jr.	571,001	(4)	*
James V. Kelley	271,696	(5)	*
Larry G. Kirk	5,980		*
Turner O. Lashlee	75,103		*
Guy W. Mitchell, III	11,782		*
R. Madison Murphy	543,948	(6)	*
Robert C. Nolan	599,943	(7)	*
W. Cal Partee, Jr.	284,658	(8)	*
Aubrey B. Patterson	781,635	(9)	1.01
Alan W. Perry	50,633		*
Michael L. Sappington	127,181		*
Travis E. Staub	76,849	(10)	*
All directors and executive officers as a group (21 persons)	5,188,744		6.68

*	Less than 1%.

(1)	Beneficial ownership is deemed to include shares of Common Stock which an individual has a right to acquire within 60 days after January 31, 2003, including upon the exercise of options granted under our 1990 and 1994 Stock Incentive Plans and the Directors Option Plan. These shares are deemed to be outstanding for the purposes of computing the percentage ownership of that individual, but are not deemed outstanding for the purposes of computing the percentage of any other person. Information in the table for individuals also includes shares held in our Amended and Restated Salary Deferral Profit Sharing Employee Stock Ownership Plan (the “401(k) Plan”) and in individual retirement accounts for which the shareholder can direct the vote.

(2)	Includes 35,679 shares owned by Mr. Baxter’s wife, of which Mr. Baxter disclaims beneficial ownership.

(3)	Includes 2,800 shares held as custodian for Mr. Davis’ grandchildren, of which Mr. Davis disclaims beneficial ownership, 38,390 shares owned by Mr. Davis’ wife, of which Mr. Davis disclaims beneficial ownership, and 82,800 shares held in a trust of which Mr. Davis is the beneficiary.

(4)	Includes 116,863 shares owned by Mr. Holliman’s wife, of which Mr. Holliman disclaims beneficial ownership.

(5)	Includes 60,000 shares beneficially owned by Mr. Kelley pursuant to the 2000 Stock Bonus Agreement, over which he exercises voting power.

(6)	Includes 23,644 shares held in trusts of which Mr. Murphy is the trustee for the benefit of his minor children, of which Mr. Murphy disclaims beneficial ownership, 776 shares held in trusts of which Mr. Murphy is the trustee for the benefit of his minor nephew, of which Mr. Murphy disclaims beneficial ownership, 22,877 shares held in trusts of which other persons are the trustees for the benefit of Mr. Murphy’s minor children, of which Mr. Murphy disclaims beneficial ownership, 10,020 shares owned by Mr. Murphy’s wife, of which Mr. Murphy disclaims beneficial ownership, 48,288 shares beneficially owned in trusts of which Mr. Murphy is not a trustee but has residuary interests, and 297,718 shares held by a limited partnership that is controlled by a limited liability company of which Mr. Murphy is a member.

(7)	Includes 4,227 shares owned by Mr. Nolan’s wife, of which Mr. Nolan disclaims beneficial ownership, and 416,194 shares held in trusts of which Mr. Nolan is the co-trustee for the benefit of nieces, nephews, children and lineal descendants of the four co-trustees, of which Mr. Nolan disclaims beneficial ownership.

(8)	Includes 330 shares owned by Mr. Partee’s wife, of which Mr. Partee disclaims beneficial ownership, and 5,208 shares held by Mr. Partee’s wife as custodian for the benefit of Mr. Partee’s children, of which Mr. Partee disclaims beneficial ownership.

(9)	Includes 70,000 shares beneficially owned by Mr. Patterson pursuant to the 1998 Stock Bonus Agreement, over which he exercises voting power.

(10)	Includes 12,130 shares owned by Mr. Staub’s wife, of which Mr. Staub disclaims beneficial ownership.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth certain information concerning compensation paid or accrued by us and our subsidiaries for each of the last three years with respect to (i) the Chief Executive Officer and (ii) our four other most highly compensated executive officers whose total salary and bonus for 2002 exceeded $100,000 (collectively, the “Named Executive Officers”).

Summary Compensation Table

							Long-Term Compensation

		Annual Compensation					Awards		Payouts

						Other	Restricted	Securities			All Other
						Annual	Stock	Underlying	LTIP		Compen-
Name and Principal Position	Year	Salary		Bonus		Compensation	Awards	Options	Payouts		sation (1)

Aubrey B. Patterson	2002	$565,000		$870,100		—	—	75,000/—	$274,400	(2)	$8,500
Chairman and Chief	2001	525,000		291,375		—	—	75,000/—	206,500	(2)	8,500
Executive Officer of	2000	475,000		325,969		—	—	75,000/—	230,125	(2)	8,500
BancorpSouth and
BancorpSouth Bank

James V. Kelley	2002	$372,488		$430,224		—	—	30,000/—	$411,000	(4)	$8,500
President and Chief	2001	346,500		128,205		—	—	30,000/—	324,200	(4)	8,500
Operating Officer of	2000	315,000	(3)	144,113	(3)	—	—	30,000/—	—	(4)	6,077
BancorpSouth and
BancorpSouth Bank

Michael L. Sappington	2002	$285,219		$224,217		—	—	12,000/—	—		$8,500
Executive Vice	2001	266,560		78,902		—	—	15,000/—	—		8,500
President of	2000	238,000		87,108		—	—	15,000/—	—		8,500
BancorpSouth and
Vice Chairman of
BancorpSouth Bank

Harry R. Baxter	2002	$249,026		$191,750		—	—	—/—	—		$8,500
Executive Vice	2001	232,735		68,890		—	—	—/—	—		8,500
President of	2000	201,500		73,749		—	—	15,000/—	—		8,500
BancorpSouth and
Vice Chairman of
BancorpSouth Bank

W. Gregg Cowsert	2002	$247,165		$142,738		—	—	12,000/—	—		$8,500
Executive Vice	2001	232,080		68,696		—	—	15,000/—	—		8,500
President of	2000	192,200		70,345		—	—	15,000/—	—		8,500
BancorpSouth and
Vice Chairman of
BancorpSouth Bank

(1)	These amounts represent matching contributions by us under the 401(k) Plan.

(2)	Pursuant to the terms of our 1998 Stock Bonus Agreement with Mr. Patterson, a total of 126,000 shares of Common Stock have been awarded to Mr. Patterson, subject to release from escrow of 7,000 shares on April 1 in each of 1998 and 1999 and the release from escrow of 14,000 shares on April 1 in each of 2000 through 2007 if we achieve either a 0.9% return on average assets or a 12.825% return on average equity for the preceding year. These performance criteria were achieved during 2001 and the appropriate number of shares were released from escrow in 2002. For a description of the other material terms of the 1998 Stock Bonus Agreement, please refer to the section entitled “EQUITY COMPENSATION PLAN INFORMATION.” At December 31, 2002, 70,000 shares remained restricted, subject to achievement of performance criteria. At December 31, 2002, the value of these 70,000 restricted shares under the 1998 Stock Bonus Agreement was $1,359,400 (based upon the closing sale price of the Common Stock of $19.42 as reported on the New York Stock Exchange on December 31, 2002).

(3)	Includes amounts paid to Mr. Kelley by First United Bancshares, Inc. for 2000 prior to its merger into BancorpSouth on August 31, 2000.

(4)	Pursuant to the terms of our 2000 Stock Bonus Agreement with Mr. Kelley, 100,000 shares of Common Stock were awarded to Mr. Kelley on August 31, 2000, subject to release from escrow of 20,000 shares on August 31 in each of 2001 through 2005 if we achieve either a 0.9% return on average assets or a 12.825% return on average equity for the preceding year. These performance criteria were achieved during 2001 and the appropriate number of shares were released from escrow during 2002. For a description of the other material terms of the 2000 Stock Bonus Agreement, please refer to the section entitled “EQUITY COMPENSATION PLAN INFORMATION.” At December 31, 2002, 60,000 shares remained restricted subject to achievement of performance criteria. At December 31, 2002, the value of the restricted shares under the 2000 Stock Bonus Agreement was $1,165,200 (based upon the closing sale price of the Common Stock of $19.42 as reported on the New York Stock Exchange on December 31, 2002).

Stock Option Grants

     The following table sets forth certain information regarding grants of stock options made to the Named Executive Officers during 2002.

Option Grants in Last Fiscal Year

	Individual Grants
					Potential Realizable Value at
	Number of	Percent of			Assumed Annual Rates of
	Securities	Total Options			Stock Price Appreciation
	Underlying	Granted to	Exercise or		for Option Term (3)
	Options	Employees in	Base Price	Expiration
Name	Granted (1)	Fiscal Year	Per Share (2)	Date	5%	10%

Aubrey B. Patterson	75,000/—	19.79%	$19.18	10-31-12	$904,664	$2,292,598
James V. Kelley	30,000/—	7.92	19.18	10-31-12	361,866	917,039
Michael L. Sappington	12,000/—	3.17	19.18	10-31-12	144,746	366,816
Harry R. Baxter	—/—	—	—	—	—	—
W. Gregg Cowsert	12,000/—	3.17	19.18	10-31-12	144,746	366,816

(1)	Options become exercisable in three equal annual installments beginning on the first anniversary of the date of grant. In the event of death, disability or retirement, the options terminate three months after retirement or 12 months after death or disability and in any event, upon their expiration date. However, in the event that we cease to employ an employee for any reason other than death, disability or retirement, the options held by that employee terminate immediately. Any unexercisable options become fully exercisable in the event of a change in control of BancorpSouth. Each option provides, among other things, that the recipient will not compete with us for two years after the employee’s voluntary termination of employment.

(2)	Represents the fair market value on the date of grant. The exercise price for options is payable in cash or by delivery of shares of Common Stock with a fair market value equal to the exercise price for the shares purchased, or by any other method approved by the Executive Compensation and Stock Incentive Committee.

(3)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term and based upon assumed rates of appreciation in the market price of the Common Stock of 5% and 10% compounded annually from the date of grant to the expiration date. Actual gains, if any, upon the exercise of stock options will depend on the future performance of the Common Stock and the date on which the options are exercised.

Option/SAR Exercises and Year-End Values

     The following table provides certain information, with respect to the Named Executive Officers, concerning the exercise of options during 2002 and with respect to unexercised options and SARs at December 31, 2002.

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option/SAR Values

					Value of Unexercised
			Number of Securities Underlying		In-The-Money
	Shares		Unexercised Options/SARs		Options/SARs at
	Acquired		At Fiscal Year-End (1)		Fiscal Year-End (2)
	On	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Aubrey B. Patterson	62,100	$955,533	505,618	150,000	$2,890,230	$372,938
James V. Kelley	22,500	130,050	127,212	60,000	731,370	149,175
Michael L. Sappington	41,400	383,250	108,000	27,000	479,850	73,868
Harry R. Baxter	24,000	98,400	48,000	5,000	93,080	31,788
W. Gregg Cowsert	20,700	270,699	79,000	27,000	324,030	73,868

(1)	Prior to 1997, options represented two-thirds of annual awards and SARs represented one-third. There were no SARs granted during 2002. There are no freestanding SARs.

(2)	Based upon the closing sale price of the Common Stock of $19.42 per share, as reported on the New York Stock Exchange on December 31, 2002, less the exercise price for the options/SARs.

Long-Term Incentive Plan Awards

     The following table provides certain information regarding long-term incentive plan (“LTIP”) awards made to the Named Executive Officers during 2002.

Long-Term Incentive Plans – Awards in Last Fiscal Year

	Number Of		Estimated Future Payouts Under
	Shares, Units	Performance Or	Non-Stock Price-Based Plans
	Or Other	Other Period Until
Name	Rights	Maturation or Payout	Threshold	Target (1)		Maximum

Aubrey B. Patterson	14,000 (2)	1 year	N/A	70,000	(3)	N/A
James V. Kelley	20,000 (4)	1 year	N/A	60,000	(5)	N/A
Michael L. Sappington	—	—	—	—		—
Harry R. Baxter	—	—	—	—		—
W. Gregg Cowsert	—	—	—	—		—

(1)	If the performance criteria are met for the applicable performance period, the target payout for that period will be awarded. There are no threshold or maximum levels.

(2)	Pursuant to the terms of our 1998 Stock Bonus Agreement with Mr. Patterson, a total of 126,000 shares of Common Stock have been awarded to Mr. Patterson, subject to release from escrow of 7,000 shares on April 1 in each of 1998 and 1999 and the release from escrow of 14,000 shares on April 1 in each of 2000 through 2007 if we achieve either a 0.9% return on average assets or a 12.825% return on average equity for the preceding year. These performance criteria were achieved during 2001 and the appropriate number of shares were released from escrow in 2002. For a description of the other material terms of the 1998 Stock Bonus Agreement, please refer to the section entitled “EQUITY COMPENSATION PLAN INFORMATION.” At December 31, 2002, 70,000 shares remained restricted, subject to achievement of performance criteria. At December 31, 2002, the value of these 70,000 restricted shares under the 1998 Stock Bonus Agreement was $1,359,400 (based upon the closing sale price of the Common Stock of $19.42 as reported on the New York Stock Exchange on December 31, 2002).

(3)	Represents number of shares of Common Stock to be released after 2002 under the 1998 Stock Bonus Agreement if we achieve certain performance criteria or if the term of the 1998 Stock Bonus Agreement expires.

(4)	Pursuant to the terms of our 2000 Stock Bonus Agreement with Mr. Kelley, 100,000 shares of Common Stock were awarded to Mr. Kelley on August 31, 2000, subject to release from escrow of 20,000 shares on August 31 in each of 2001 through 2005 if we achieve either a 0.9% return on average assets or a 12.825% return on average equity for the preceding year. These performance criteria were achieved during 2001 and the appropriate number of shares were released from escrow during 2002. For a description of the other material terms of the 2000 Stock Bonus Agreement, please refer to the section entitled “EQUITY COMPENSATION PLAN INFORMATION.” At December 31, 2002, 60,000 shares remained restricted subject to achievement of performance criteria. At December 31, 2002, the value of the restricted shares under the 2000 Stock Bonus Agreement was $1,165,200 (based upon the closing sale price of the Common Stock of $19.42 as reported on the New York Stock Exchange on December 31, 2002).

(5)	Represents number of shares of Common Stock to be released after 2002 under the 2000 Stock Bonus Agreement if we achieve certain performance criteria or if the term of the 2000 Stock Bonus Agreement expires.

Pension Plans

     We maintain a tax-qualified, non-contributory, defined benefit retirement plan for our employees and those of our subsidiaries who have reached the age of 21 and have completed one year of service (the “Retirement Plan”). Benefits under the Retirement Plan are based primarily on average final compensation, years of service and year of retirement. For 2002, the maximum annual benefit limitation under the Code with respect to the Retirement Plan was $160,000 and the maximum amount of considered annual compensation was $200,000.

     We also have adopted a non-qualified, unfunded supplemental pension program for certain officers and executives (the “Deferred Compensation Plan”), which provides retirement benefits for certain salaried employees in excess of the maximum benefit accruals for qualified plans which are permitted under the Code. We provide the benefits under the Deferred Compensation Plan on a non-contributory basis.

     The following table illustrates the total combined estimated annual pension benefits payable to an eligible participant at normal retirement age (age 65) under the Retirement Plan and the Deferred Compensation Plan (including a restoration plan amendment that became effective on January 1, 1994), based on compensation that is covered under the plans and years of service with us and our subsidiaries.

Retirement Plan and Deferred Compensation Plan

	Years of Service at Retirement
Average Annual
Compensation	15	20	25	30	35

$125,000	$39,279	$46,122	$52,965	$59,808	$66,651
150,000	47,904	56,372	64,840	73,308	81,776
175,000	56,529	66,622	76,715	86,808	96,901
200,000	65,154	76,872	88,590	100,308	112,026
225,000	73,779	87,122	100,465	113,808	127,151
250,000	82,404	97,372	112,340	127,308	142,276
300,000	99,654	117,872	136,090	154,308	172,526
350,000	116,904	138,372	159,840	181,308	202,776
400,000	134,154	158,872	183,590	208,308	233,026
450,000	151,404	179,372	207,340	235,308	263,276
500,000	168,654	199,872	231,090	262,308	293,526
550,000	185,904	220,372	254,840	289,308	323,776
600,000	203,154	240,872	278,590	316,308	354,026
650,000	220,404	261,372	302,340	343,308	384,276
700,000	237,654	281,872	326,090	370,308	414,526
750,000	254,904	302,372	349,840	397,308	444,776

     A participant’s annual retirement benefits payable under the Retirement Plan are based upon the average monthly compensation (including the aggregate amount of all bonuses and commissions earned during the year divided by 12) for the five consecutive calendar years during which the employee earned the most compensation during his or her employment. Benefits payable under the Deferred Compensation Plan are based upon the monthly average of all compensation, bonuses and commissions paid to the covered employee during the 36 months immediately before his or her retirement and are paid to the retired employee (or upon his or her death, to his or her designated beneficiary) in equal monthly installments over a period of 10 years. Benefits under the Retirement Plan are computed as straight life annuity amounts, although other forms of payment, including a lump sum benefit, are offered under the plan. Benefits under each of the Retirement Plan and the Deferred Compensation Plan are not subject to any deduction for Social Security or any other offsets.

     The compensation for each of the Named Executive Officers covered by the Retirement Plan and Deferred Compensation Plan (which includes salary and bonuses paid during 2002, even if earned during a prior year) as of

December 31, 2002 was: Mr. Patterson, $854,687; Mr. Kelley, $499,583; Mr. Sappington, $363,332; Mr. Cowsert, $315,223; and Mr. Baxter, $317,228. The estimated credited years of service for each Named Executive Officer as of December 31, 2002 was: Mr. Patterson, 30 years; Mr. Kelley, 2 years; Mr. Sappington, 25 years; Mr. Cowsert, 13 years; and Mr. Baxter, 34 years. At December 31, 2002, Mr. Kelley had 16 years of credited service and an earned and accrued annual retirement benefit of $43,100 per year under the First United Bancshares, Inc. defined benefit pension plan, which we maintain as it was frozen in connection with our merger with First United Bancshares, Inc. on August 31, 2000.

Employment Contracts and Change in Control Arrangements

     We have no written employment agreements with any of the Named Executive Officers.

     We have no compensatory plans or arrangements which might result in payments to any of the Named Executive Officers upon their resignation or retirement, except for the Retirement Plan and Deferred Compensation Plan (which are described above) and except for the arrangements described in the following paragraphs.

     We have entered into an agreement with each of Messrs. Patterson, Kelley, Sappington, Baxter and Cowsert that provides certain benefits in the event that we experience a change in control and we terminate the officer’s employment without cause, or the officer resigns for cause, within 24 months after the change in control. The amount of benefits payable under the agreements is three times the amount of compensation that the officer would otherwise be entitled to receive in the year that the change in control occurs, with respect to Messrs. Patterson and Kelley, and two times such annual compensation, with respect to the other officers.

     Under our 1998 Stock Bonus Agreement with Mr. Patterson and our 2000 Stock Bonus Agreement with Mr. Kelley, if we experience a change in control, each of Messrs. Patterson and Kelley can terminate his agreement and receive all shares of Common Stock remaining in escrow under his respective Stock Bonus Agreement. We will make additional payments to Messrs. Patterson and Kelley to the extent they become subject to an excise tax under Section 4999 of the Code as a result of the payments under the 1998 Stock Bonus Agreement and the 2000 Stock Bonus Agreement, respectively.

     All unexercisable options granted under our stock option plans, including options granted to the Named Executive Officers, become exercisable immediately if we undergo a change in control.

     If the shareholders approve the Incentive Plan and we experience a change in control, the Executive Compensation and Stock Incentive Committee will pay the maximum amount payable under the incentive bonus to all participants in the Incentive Plan. This bonus will be paid as soon as practicable following the change in control.

Compensation Committee Interlocks and Insider Participation

     During 2002, the committee of the Board of Directors that performed the functions of a compensation committee and approved stock option grants under our 1990 and 1994 Stock Incentive Plan was the Executive Compensation and Stock Incentive Committee. The Executive Compensation and Stock Incentive Committee consisted of Travis E. Staub (Chairman), W. G. Holliman, Jr. and Turner O. Lashlee during 2002. None of the members of the Executive Compensation and Stock Incentive Committee has at any time been an officer or employee of BancorpSouth or its subsidiaries. Members of the Executive Compensation and Stock Incentive Committee may, from time to time, have banking relationships in the ordinary course of business with BancorpSouth’s subsidiary, BancorpSouth Bank, as described in the section entitled “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.” Mr. Holliman has had no other relationship during 2002 requiring disclosure by us. Mr. Staub and Mr. Lashlee had certain transactions with BancorpSouth Bank during 2002 as described in the section entitled “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.” There are no relationships among our executive officers and any entity affiliated with any of the members of the Executive Compensation and Stock Incentive Committee that require disclosure under applicable SEC rules.

EXECUTIVE COMPENSATION AND STOCK INCENTIVE COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

     This report is submitted by the Executive Compensation and Stock Incentive Committee pursuant to rules adopted by the SEC that require disclosure with respect to compensation policies applicable to our executive officers (including the Named Executive Officers) and with respect to the basis for the compensation of Aubrey B. Patterson, our Chief Executive Officer, for 2002. The Executive Compensation and Stock Incentive Committee generally is responsible for establishing and administering our executive compensation policies and programs within the framework of our compensation philosophy. Most decisions by the Executive Compensation and Stock Incentive Committee with respect to the compensation of our executive officers are reviewed by the full Board of Directors (excluding directors who are also our employees). A number of factors, including growth, asset quality, competitive position and profitability were compared by the Executive Compensation and Stock Incentive Committee with those of a peer group of other comparably sized banks in determining executive compensation for 2002.

Compensation Policy

     Our compensation strategy seeks to have the management compensation program contribute to the achievement of our objectives. It is intended that this will occur by providing (i) total compensation at a level designed to attract and retain qualified managers, (ii) incentive compensation opportunities that will motivate managers to achieve both our short-term and long-term objectives, (iii) compensation that differentiates pay on the basis of performance and (iv) protection of shareholder interests by requiring us to achieve successful results before above-average compensation is earned. The three primary components of executive compensation are base salary, annual bonuses and grants of stock options and restricted stock. Although prior to 1997 we granted SARs in tandem with stock options, our 1994 Stock Incentive Plan no longer provides for the grant of SARs.

     Base Salary. We believe that base salary ranges should reflect the competitive employment market and the relative internal responsibilities of the executive’s position, with an executive’s position within a salary range being based upon his or her performance. In connection with the annual budget process, the Executive Compensation and Stock Incentive Committee considers salaries for executive officers within the context of an external survey of executive compensation by a peer group of comparably sized banks, a number of which are located in the southeastern United States. Individual increases in salary are based upon an assessment of the peer group average salary and its relationship to the executive, the executive’s salary, our performance and our salary budget. Our base salaries are generally within the range of comparable average salaries in the peer group.

     Annual Incentive Compensation. We believe that incentive programs should provide meaningful opportunities for additional compensation linked to attaining annual performance objectives. Our executives are eligible to participate in the Home Office Plan, which is based upon BancorpSouth achieving targeted levels of average deposits and return on average equity approved by the Executive Compensation and Stock Incentive Committee at the beginning of each year. The bonus plan includes a statistical matrix in which various average deposit levels are compared to various returns on average equity. Employees eligible to receive bonuses will receive bonuses based on the results achieved.

     In 2002, the Executive Compensation and Stock Incentive Committee assigned to each executive’s position a target bonus award opportunity that ranged from 10% of base salary for department/division managers to 100% of base salary for the Chief Executive Officer. The actual award may be greater or less than a target award depending upon our actual performance relative to goals. No employee may receive a bonus greater than 200% of that employee’s target award. No bonus will be awarded under this plan unless BancorpSouth achieves a threshold level of average deposits and return on average equity during the year. In 2002, each eligible employee was entitled to 154% of the employee’s target bonus, based on our average deposits and return on average equity during 2002.

     If the shareholders approve the Incentive Plan, participants in the Incentive Plan will receive their annual cash bonus only under the Incentive Plan and in lieu of any bonus payments under the Home Office Plan. See the description contained in the section entitled “PROPOSAL 2: APPROVAL OF EXECUTIVE PERFORMANCE INCENTIVE PLAN” for a more detailed description of the Incentive Plan and its operation.

     Long-Term Incentive Compensation. The Board of Directors believes that the availability of options under our 1994 Stock Incentive Plan gives executives a long-term stake in BancorpSouth by providing an estate-building opportunity in return for outstanding long-term performance. Awards under the 1994 Stock Incentive Plan are made by the Executive Compensation and Stock Incentive Committee consisting of three non-employee directors.

     Awards are made under these plans to executives who are responsible for long-term investment, operating or policy decisions and to those executives who are instrumental in implementing them. In determining the total number of options to be granted, we consider the available number of shares under our option plan, but have no fixed formula for determining the total number of options to be granted, nor do we consider the number of options granted by our peer group of banks.

     In selecting the recipients of options and the number of options granted, the Executive Compensation and Stock Incentive Committee considers (i) the present scope of responsibility of the executive, (ii) the degree to which the units influenced by that executive contribute to our profits, (iii) the degree to which asset quality and other risk decisions are influenced by that executive’s direction and (iv) the long-term management potential of the executive. The committee does not weigh any one factor more heavily than any other factor. The number of options currently held is also considered by the committee. Generally, options awarded become exercisable in three equal annual installments, beginning one year after the date of grant. Because the exercise price of options under the 1994 Stock Incentive Plan is the fair market value on the date of grant, executives will realize a gain through the award of stock options if the value of the Common Stock increases over the period that options become exercisable.

     We have included the grant of restricted shares of Common Stock as a component of our compensation strategy. In 1998, we entered into the 1998 Stock Bonus Agreement with Mr. Patterson, which was amended on January 30, 2000 and January 31, 2001. Pursuant to the 1998 Stock Bonus Agreement, we have awarded Mr. Patterson a total of 126,000 shares of Common Stock, subject to release from escrow of 7,000 shares on April 1 in each of 1998 and 1999 and 14,000 shares on April 1 in each of 2000 through 2007 if we achieve certain performance criteria for the preceding year. In 2000, we entered into the 2000 Stock Bonus Agreement with Mr. Kelley, pursuant to which we awarded Mr. Kelley 100,000 shares of Common Stock, with 20,000 of such shares subject to release from escrow on August 31 in each of 2001 through 2005 if we achieve certain performance criteria for the preceding year.

     Tax Deductibility of Executive Compensation. Section 162(m) of the Code generally limits the corporate tax deduction for compensation in excess of $1 million that is paid to an executive officer named in the Summary Compensation Table in this Proxy Statement. However, compensation that is paid under a “performance-based” plan, as defined in Section 162(m), is fully deductible without regard to the general Section 162(m) limit. Section 162(m) also permits full deductibility for certain pension contributions and other payments. The Executive Compensation and Stock Incentive Committee has carefully considered the impact of Section 162(m) and its limitation on deductibility in determining and administering our compensation policies and plans.

     The Executive Compensation and Stock Incentive Committee intends that certain of our compensation plans qualify for an exception to the limitations of Section 162(m) so that BancorpSouth may fully deduct compensation paid under these plans. The committee expects that amounts paid under the Incentive Plan will be fully deductible by BancorpSouth if the plan is approved by our shareholders. See “PROPOSAL 2: APPROVAL OF EXECUTIVE PERFORMANCE INCENTIVE PLAN” for a description of the Incentive Plan that you are being asked to approve. We have certain other executive compensation arrangements that may cause a portion of that compensation to exceed the Section 162(m) limitation and, therefore, prevent us from deducting that excess portion for 2002 and subsequent years. In adopting these executive compensation arrangements, the Executive Compensation and Stock Incentive Committee determined that the benefits of these arrangements to BancorpSouth and its shareholders outweighed the inability to deduct a portion of the compensation for federal income tax purposes.

Compensation of the Chief Executive Officer in 2002

     In establishing the compensation for Mr. Patterson, our Chairman of the Board and Chief Executive Officer, the basic approach was that of the compensation policies applicable to all our executives. In addition, the Executive Compensation and Stock Incentive Committee reviewed a report prepared by an outside compensation consultant, which included information regarding the published compensation of chief executive officers of other bank holding companies whose average assets are approximately equal to our assets, giving due regard to differences in size, performance, growth, profitability and demographics. Mr. Patterson’s salary for 2002 was established at the beginning of the year and represented a 7.62% increase over his salary for 2001. In 2002, as Chief Executive Officer, Mr. Patterson was eligible to earn a target bonus award of 100% of his base salary under the Home Office Plan. Based on our performance, Mr. Patterson’s 2002 bonus of $870,100 represented 154% of his target award, the same percentage as all of our other executive officers entitled to bonuses.

     The long-term component of Mr. Patterson’s compensation for 2002 was provided through the grant in November 2002 of options to purchase 75,000 shares of Common Stock and the release from escrow on April 1, 2002 of 14,000 shares of Common Stock under the 1998 Stock Bonus Agreement (which is described above).

Executive Compensation and Stock Incentive Committee:

Travis E. Staub (Chairman) W. G. Holliman, Jr. Turner O. Lashlee

AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors consists of three directors, each of whom is “independent” as defined by the listing standards of the New York Stock Exchange, and held 11 meetings in 2002. These meetings facilitated communication with senior management, the internal auditors and BancorpSouth’s independent auditors. During 2002, the Audit Committee held discussions with the internal and independent auditors, both with and without management present, on the results of their examinations and the overall quality of BancorpSouth’s financial reporting and internal controls.

     The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by BancorpSouth’s Board of Directors, a copy of which was attached to the Proxy Statement for the 2001 annual meeting of shareholders. In fulfilling its responsibilities, the Audit Committee:

•	Reviewed and discussed with management BancorpSouth’s audited consolidated financial statements for the year ended December 31, 2002 and BancorpSouth’s unaudited quarterly consolidated financial statements during 2002 (including the disclosures contained in BancorpSouth’s Annual Report on Form 10-K and its 2002 Quarterly Reports on Form 10-Q under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”);

•	Discussed with KPMG LLP, BancorpSouth’s independent auditors, the matters required to be discussed under Statement on Auditing Standards No. 61, both with and without management present; and

•	Received the written disclosures from KPMG LLP required by Independence Standards Board Standard No. 1, and discussed with KPMG LLP their independence.

     Based on the Audit Committee’s review of BancorpSouth’s audited financial statements for the year ended December 31, 2002 and its discussions with management and KPMG LLP as described above, and in reliance thereon, the Audit Committee recommended to BancorpSouth’s Board of Directors that our audited consolidated financial statements for the year ended December 31, 2002 be included in BancorpSouth’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the SEC.

Audit Committee:

Larry G. Kirk (Chairman) Shed H. Davis R. Madison Murphy

AUDIT COMMITTEE FINANCIAL EXPERT

     The Board of Directors has determined that each of Larry G. Kirk and R. Madison Murphy, who serve on the Audit Committee, is an “audit committee financial expert” as defined in rules promulgated by the SEC under the Exchange Act, and each of whom is “independent” as defined by the listing standards of the New York Stock Exchange.

COMPARATIVE PERFORMANCE GRAPH

     The SEC requires us to include in this Proxy Statement a line graph which compares the yearly percentage change in cumulative total shareholder return on the Common Stock with (i) the performance of a broad equity market indicator and (ii) the performance of a published industry index or peer group. Set forth below is a line graph prepared by SNL Securities L.C. comparing the yearly percentage change in the cumulative total stockholder return on the Common Stock against the cumulative total return of the S&P 500 Index and the SNL Southeast Bank Index for a period of five years. The SNL Southeast Bank Index is prepared by SNL Securities L.C. and consists of 270 publicly-traded banks and bank holding companies located in the southeastern United States.

Comparison of Five Year-Cumulative Total Returns

	Period Ending

Index	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

BancorpSouth, Inc.	100.00	78.27	72.79	56.41	79.77	96.17
S&P 500	100.00	128.55	155.60	141.42	124.63	96.95
SNL Southeast Bank Index	100.00	106.46	83.77	84.12	104.79	115.76

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     BancorpSouth Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with our officers and directors and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others and which do not involve more than the normal risk of collectibility or present other unfavorable features. While certain provisions of the Sarbanes-Oxley Act of 2002 generally prohibit BancorpSouth from making personal loans to its directors and executive officers, the Act permits BancorpSouth Bank and certain of BancorpSouth’s other subsidiaries to make loans to BancorpSouth’s directors and executive officers so long as these loans are on non-preferential terms. During the year ended December 31, 2002, the maximum aggregate amount of extensions of credit outstanding to our directors and executive officers and their associates was $27,876,740 (3.45% of our equity capital as of December 31, 2002). As of January 31, 2003, the aggregate amount of extensions of credit to these persons was $27,343,728.

     BancorpSouth Bank makes available to all of its employees individual loans based upon credit-worthiness. Loans were made to employees during 2002 at interest rates ranging from 4.75% to 6.00% per annum, with the interest rate determined primarily according to the term of the loan. All loans to employees are generally made at the prevailing interest rate.

     Forman, Perry, Watkins, Krutz & Tardy, PLLC, a law firm of which Alan W. Perry, one of our directors, is a member, was paid $914,517 for certain legal services rendered on our behalf during 2002, and may provide additional legal services to us in the future.

     Lashlee-Rich, Inc., of which Turner O. Lashlee, one of our directors, is the Chairman of the Board, was paid an aggregate of $295,045 by BancorpSouth Bank during 2002 for various construction projects in Tennessee for BancorpSouth Bank.

     JESCO, Inc., of which Travis E. Staub, one of our directors, is Vice Chairman, was paid an aggregate of $652,194 by BancorpSouth Bank during 2002 for services rendered with respect to certain of BancorpSouth Bank’s facilities.

     During 2002, Laura Staub Young, a daughter of director Travis E. Staub, was employed by BancorpSouth Bank as First Vice President, Student Loan Manager. Clayton H. Patterson, a son of our Chairman of the Board and Chief Executive Officer Aubrey B. Patterson, was employed by BancorpSouth Bank as a Vice President in 2002. Also, James Kevin Martin, the son-in-law of Aubrey B. Patterson, was employed as an Administration Officer for the Mortgage Department of BancorpSouth Bank in 2002. During 2002, each of Ms. Young, Mr. Patterson and Mr. Martin was paid an aggregate amount of salary and bonus less than $75,000 and received other benefits comparable to those received by employees having similar positions. The compensation of each was established by BancorpSouth Bank in accordance with its employment and compensation practices applicable to employees holding comparable positions.

GENERAL INFORMATION

Counting of Votes

     All matters specified in this Proxy Statement that are to be voted on at the annual meeting will be by ballot. Inspectors of election will be appointed, among other things, to determine the number of shares outstanding, the shares represented at the annual meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes of ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the result. Each item presented herein to be voted on at the annual meeting must be approved by the affirmative vote of the holders of the number of shares described under each such item. The inspectors of election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of a plurality or of “votes cast.” Abstentions will, however, have the effect of a vote “against” those matters that require a majority of the shares represented at the meeting and entitled to vote.

     Inspectors of election will treat shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

Shareholder Proposals

     Shareholder proposals intended to be presented at our 2004 annual meeting of shareholders must be received by us at our executive offices, located at the address listed below, not later than November 27, 2003 in order for the proposal to be included in our Proxy Statement and proxy card.

     Shareholder proposals submitted after November 27, 2003 will not be included in our Proxy Statement or proxy card, but may be included in the agenda for our 2004 annual meeting if submitted in accordance with the following. Shareholders who wish to nominate a candidate for election to our Board of Directors (other than the candidates proposed by our Board of Directors or the Nominating Committee) or propose any other business at the 2004 annual meeting must deliver written notice to our Corporate Secretary at the address below not earlier than November 27, 2003 nor later than December 27, 2003. Any nomination for director or other proposal by a shareholder that is not timely submitted and does not comply with these notice requirements will be disregarded, and upon the instructions of the presiding officer of the annual meeting all votes cast for each such nominee and such proposal will be disregarded. Our Nominating Committee will consider shareholder nominations of candidates for election to the Board of Directors that are timely and otherwise submitted in accordance with the requirements described in the following paragraph.

     A shareholder’s written notice submitted to our Corporate Secretary nominating candidates for election to the Board of Directors or proposing other business must include: (i) the name and address of the shareholder, (ii) the class and number of shares of Common Stock held of record and beneficially owned by such shareholder, (iii) the name(s), including any beneficial owners, and address(es) of such shareholder(s) in which all such shares of stock are registered on our stock transfer books, (iv) a representation that the shareholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice, (v) a brief description of the business desired to be submitted to the annual meeting of shareholders, the complete text of any resolutions intended to be presented at the annual meeting and the reasons for conducting such business at the annual meeting of shareholders, (vi) any personal or other material interest of the shareholder in the business to be submitted, (vii) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected) and (viii) all other information relating to the nomination or proposed business which may be required to be disclosed under applicable law. In addition, a shareholder seeking to submit such nominations or business at the meeting shall promptly provide any other information we reasonably request. Such notice shall be sent to the following address:

BancorpSouth, Inc.
One Mississippi Plaza
201 South Spring Street
Tupelo, Mississippi 38804
Attention: Corporate Secretary

     The individuals named as proxies on the proxy card for our 2004 annual meeting of shareholders will be entitled to exercise their discretionary authority in voting proxies on any shareholder proposal that is not included in our Proxy Statement for the 2004 annual meeting, unless we receive notice of the matter(s) to be proposed by December 27, 2003. Even if proper notice is received within such time period, the individuals named as proxies on the proxy card for that meeting may nevertheless exercise their discretionary authority with respect to such matter(s) by advising shareholders of the proposal(s) and how the proxies intend to exercise their discretion to vote on these matter(s), unless the shareholder making the proposal(s) solicits proxies with respect to the proposal(s) to the extent required by Rule 14a-4(c)(2) under the Exchange Act.

Miscellaneous

     We will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares of Common Stock in their names or in the names of nominees for their expenses in forwarding this proxy material to the beneficial owners of such shares. Certain of our directors, officers and employees may, without any additional compensation, solicit proxies in person or by telephone.

     Our management is not aware of any matters other than those described above which may be presented for action at the annual meeting. If any other matters properly come before the annual meeting, it is intended that the proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies, subject to the direction of our Board of Directors.

     A copy of our Annual Report to Shareholders for the year ended December 31, 2002 has been mailed to all shareholders entitled to notice of and to vote at the annual meeting.

Certain Matters Relating to Proxy Materials and Annual Reports

     The rules regarding delivery of proxy statements and annual reports may be satisfied by delivering a single proxy statement and annual report to an address shared by two or more of our shareholders. This method of delivery is referred to as “householding” and can result in meaningful cost savings for us. In order to take advantage of this opportunity, we may deliver only one proxy statement and annual report to certain multiple shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. We undertake to deliver promptly upon request a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please call 1-800-568-3476 or send a written request to:

BancorpSouth, Inc.
One Mississippi Plaza
201 South Spring Street
Tupelo, Mississippi 38804
Attention: Corporate Secretary

     If your stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact such broker or bank. Shareholders who share an address and are receiving multiple copies of proxy statements and annual reports and would prefer to receive a single copy of such material, either now or in the future, can request delivery of a single copy of a proxy statement and/or annual report by calling 1-800-568-3476 or sending a written request to the address above.

BANCORPSOUTH, INC.

/s/ Aubrey B. Patterson

AUBREY B. PATTERSON Chairman of the Board and Chief Executive Officer
March 26, 2003

Appendix A

BANCORPSOUTH, INC. EXECUTIVE PERFORMANCE INCENTIVE PLAN

     THIS INSTRUMENT is adopted by BancorpSouth, Inc. (the “Company”) as the BancorpSouth, Inc. Executive Performance Incentive Plan (the “Plan”) to be effective as of January 1, 2004.

RECITALS:

     WHEREAS, the Company has reviewed its executive compensation programs and policies and has determined that a portion of the compensation paid to key employees should be based on their performance;

     WHEREAS, the Company therefore desires to establish a compensation program that provides meaningful economic incentives to encourage outstanding performance by key employees;

     WHEREAS, the Company further desires that the performance goals be established in such a manner so that the economic interests of the key employees are aligned with the economic interests of the shareholders of the Company; and

     WHEREAS, the Company intends that all compensation payable and awards granted hereunder will qualify as “performance-based compensation” described in section 162(m)(4)(C) of the Code (as defined below), and that this Plan be approved by the shareholders of the Company before the compensation amounts described hereunder are paid by the Company;

     NOW, THEREFORE, pursuant to authorization of the Board of Directors of the Company taken on February 14, 2003, this instrument is hereby adopted as the Plan that has been established by the Company for the purposes stated herein:

ARTICLE I. DEFINITIONS

     1.1 Award. An incentive compensation award issued hereunder to a Participant that is subject to and dependent upon the attainment of one or more performance goals. Payments under Awards will be made in the form of cash, and may be provided in fulfillment of cash bonus obligations that are payable under an employment agreement between a Participant and the Company.

     1.2 Board. The board of directors of the Company.

     1.3 Change in Control. The occurrence of any one of the following events:

(a) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation controlling the Company or owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 25% of the total voting power represented by the Company’s then outstanding Voting Securities, or

(b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Company’s board of directors and any new director whose election by the Company’s board of directors or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or

(c) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) more than 50% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or

(d) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

     1.4 Code. The Internal Revenue Code of 1986, as amended.

     1.5 Committee. A committee of Board members that is designated by the Board as the “Executive Compensation and Stock Incentive Committee,” provided that the Committee shall be composed of at least two individuals (or such number that satisfies section 162(m)(4)(C) of the Code) and shall be solely composed of individuals who are “outside directors” as defined in Treas. Reg. § 1.162-27(e)(3) or any successor provision.

     1.6 Company. BancorpSouth, Inc. and its affiliates, successors and assigns.

     1.7 Disability. A Participant who is eligible for disability benefits under the Company’s long-term disability benefits plan shall be deemed to have incurred a disability hereunder.

     1.8 Participant. Executive officers of the Company whose projected taxable compensation for a fiscal year of the Company may cause the Company to be subject to the deduction limitation of section 162(m) of the Code for the fiscal year and who have been designated by the Committee to receive Awards hereunder.

     1.9 Payment Date. The date described in Section 4.2 herein.

     1.10 Performance Period. The period of time to be used in measuring the time during which performance goals under Awards must be met. The Performance Period shall be each fiscal year of the Company unless otherwise specified by the Committee.

     1.11 Plan. The BancorpSouth, Inc. Executive Performance Incentive Plan.

     1.12 Retirement. The voluntary termination of service by a Participant on or after the date the Participant attains normal retirement age under the BancorpSouth, Inc. Salary Deferral-Profit Sharing Employee Stock Ownership Plan.

     1.13 Voting Securities. Any securities of an entity which vote generally in the election of its directors.

ARTICLE II. ADMINISTRATION

     The Plan shall be administered by the Committee. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made or action taken by the Committee to administer the Plan shall be final and conclusive. No member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Award. The Company shall bear all expenses of Plan administration. In addition to all other authority vested with the Committee under the Plan, the Committee shall have complete authority to:

(a) Select Participants who may receive cash payments pursuant to Awards, and grant Awards pursuant to the terms hereof;

(b) Subject to the limitations and conditions contained in the Plan, establish the amounts payable under the Awards and the performance goals to be achieved for the payment of the Awards;

(c) Interpret all provisions of this Plan;

(d) Prescribe the forms to be used and procedures to be followed by Participants for the administration of the Plan;

(e) Adopt, amend, and rescind rules for Plan administration; and

(f) Make all determinations it deems advisable for the administration of this Plan.

ARTICLE III. AWARD ELIGIBILITY AND LIMITATIONS

     3.1 Terms of Awards. All Awards must be established by the Committee in writing no later than the earlier to occur of (i) 90 days after the beginning of the Performance Period, and (ii) the elapse of 25% of such Performance Period. Payment of compensation under an Award shall be based on the attainment of one or more pre-established objective performance goals that are based on the criteria described in Section 3.3. The Committee must identify the Participant to whom the Award has been granted, the amount of compensation payable under the Award, and the performance goals upon which the Award is conditioned. Neither the Company nor the Committee shall have the discretion to increase the amount payable under an Award that would otherwise be due upon the attainment of the performance goals stated in the Award. Except as provided in the written terms and conditions of an Award that are provided to a Participant, or in an employment agreement between the Participant and the Company, the Committee shall retain the right to reduce or eliminate the amount that is payable under the Award.

     3.2 Form of Payment. An Award shall be paid in the form of a cash bonus to a Participant. The amount of the cash bonus shall be stated as a fixed amount or as an objective formula for computing the amount of compensation payable if the performance goal is obtained. A formula for computing compensation may be expressed as a percentage of base compensation payable to a Participant or on any other basis that yields a determinable amount of compensation. The maximum amount of compensation that is payable under all Awards made to a Participant during a calendar year is $4,000,000.

     3.3 Performance Criteria of Awards. Subject to the terms hereof, and in a manner consistent with Treas. Reg. § 1.162-27 or any successor rule under the Code, performance goals shall be determined in the sole and absolute discretion of the Committee, provided that the goals must be such that whether or not the performance goal will be achieved is substantially uncertain at the time the performance goals and the terms of the Award are established. Performance goals may be based upon increases in performance of the Company over a prior period, but may also be based on maintaining status quo or limiting losses or decreases in performance, as is appropriate in view of the business conditions of the Company, its industry or the market in which its securities are traded at the time that a performance goal is established. Performance goals shall be determined on the following criteria: (a) targeted levels of return on average equity, and (b) targeted levels of deposits and other funding sources.

ARTICLE IV. PAYMENT OF COMPENSATION UNDER AWARD

     4.1 Payment under Awards. Except as provided in Sections 4.3, 4.4 and 4.5, payment under an Award shall only occur if (i) the performance goals specified in the Award were satisfied during the Performance Period and (ii) the Participant is employed by the Company or an affiliate of the Company at the end of the Performance Period. Except as provided in Sections 4.3 and 4.5, payment under an Award shall not occur until the Committee has certified in writing that the performance goals have been achieved. For this purpose, approved minutes of the Committee meeting or action by unanimous written consent of the Committee by which certification is made shall be treated as a written certification. However, such certification is not required if the performance goal is based solely on the increase in the market value of Company stock for a specified period.

     4.2 Time of Payment. Except as provided in Section 4.5, cash compensation amounts that become payable under an Award after attainment of performance goals shall be paid as soon as practicable (as determined by the Committee) following the close of the Performance Period (the “Payment Date”).

     4.3 Death or Disability. Upon the death or Disability of a Participant during a Performance Period, payments under Awards shall be made as follows:

(a) If the Company achieves the performance goals specified in the Participant’s Award, the Participant shall be eligible to receive payments under the Award. The Award may be paid in full or may be prorated based on the number of full months which have elapsed in the Performance Period as of the date of such death or Disability, at the sole and absolute discretion of the Committee. Payments under this Section 4.3(a) shall be made as soon as practicable (as determined by the Committee) following the close of the Performance Period, but not prior to the date the Committee certifies in writing that the performance goals have been achieved.

(b) If the Company fails to achieve the performance goals specified in the Participant’s Award, the Participant shall be deemed to have satisfied the performance goals stated in the Award. The Award may be paid in full or may be prorated based on the number of full months which have elapsed in the Performance Period as of the date of such death or Disability, at the sole and absolute discretion of the Committee. Payments under this Section 4.3(b) shall be made as soon as practicable (as determined by the Committee) following the close of the Performance Period.

     4.4 Retirement. Upon the Retirement of a Participant during a Performance Period and the attainment of the performance goals under an Award for such Participant for such Performance Period, the Award may be paid in full or may be prorated based on the number of full months which elapsed in the Performance Period as of the date of the Retirement, at the sole and absolute discretion of the Committee. Payments under this Section 4.4 shall be made on the Payment Date.

     4.5 Change in Control. In the event the Company experiences a Change in Control during a Performance Period, the Participant shall receive the maximum amount payable under an Award, whether or not the performance goals specified in the Award have been achieved. Such Award shall be payable as soon as practicable (as determined by the Committee) following the Change in Control.

     4.6 Withholding Tax Requirements. Amounts paid hereunder shall be subject to applicable federal, state and local withholding tax requirements.

ARTICLE V. GENERAL PROVISIONS

     5.1 Effect on Employment. Neither the adoption of this Plan, its operation, nor any documents describing, or referring to, this Plan (or any part thereof) shall confer upon any employee any right to continue in the employ of the Company or an affiliate or in any way affect any right and power of the Company or an affiliate to terminate the employment of any employee at any time with or without assigning a reason therefor.

     5.2 Unfunded Plan. The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon contractual obligations that may be created hereunder. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

     5.3 Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The masculine gender when used herein refers to both masculine and feminine. The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

     5.4 Governing Law. The internal laws of the State of Mississippi (without regard to the choice of law provisions of Mississippi) shall apply to all matters arising under this Plan, to the extent that federal law does not apply.

     5.5 Amendment. The Board may amend or terminate this Plan at any time; provided, however, an amendment that would modify the material terms of the performance goals specified hereunder is not valid until the shareholders of the Company approve the amendment in a manner that satisfies the shareholder approval requirements of section 162(m) of the Code.

     5.6 Successors. The terms of the Plan shall be binding upon the Company and its successors and assigns, and shall bind any successor of the Company, as well as its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.

     5.7 Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any earned but unpaid Award shall be paid in the event of the Participant’s death. In the absence of any such designation, any Award payments remaining after the Participant’s death shall be paid to the Participant’s spouse or, if none, to the Participant’s children. If the Participant does not have a surviving spouse or children, payment shall be made to his or her estate.

     5.8 Effective Date of Plan. This Plan shall be effective on January 1, 2004. Awards may be granted hereunder at any time after adoption of this Plan by the Board, provided that no compensation shall be paid under this Plan until the shareholders of the Company approve this Plan in a manner that satisfies section 162(m) of the Code. No Awards may be made under this Plan after the first shareholders meeting that occurs in the fifth year following the year in which the shareholders of the Company previously approved this Plan unless shareholders reapprove this Plan on or prior to the date of such meeting.

EXECUTION

     IN WITNESS WHEREOF, the undersigned officer has executed this Plan on this 14th day of February, 2003, to be effective as of January 1, 2004.

BANCORPSOUTH, INC.

By:	/s/ L. Nash Allen, Jr.

L. Nash Allen, Jr. Chief Financial Officer

				Mark your vote as indicated in this example	☒

	FOR all nominees listed (except marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed

	☐	☐

Proposal 1.	Election of Directors. Nominees:		Proposal 2.	Proposal to approve the BancorpSouth, Inc. Executive Performance Incentive Plan.		FOR	AGAINST	ABSTAIN
	01 – Hassell H. Franklin 02 – Robert C. Nolan 03 – W. Cal Partee, Jr. 04 – Travis E. Staub 05 – Guy W. Mitchell, III					☐	☐	☐

Instructions:	To withhold authority to vote for any individual nominee, write his or their name(s) on the space provided below:		Proposal 3.	Proposal to ratify the appointment of KPMG LLP as independent auditors of BancorpSouth, Inc. and its subsidiaries for the year ending December 31, 2003.		FOR	AGAINST	ABSTAIN
						☐	☐	☐
The undersigned instructs that this Proxy be voted as marked.

Dated: ________________________, 2003

Signature of Shareholder

Signature if held jointly

Please sign your name as it appears on this Proxy Card. In case of multiple or joint ownership, all should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such.

Δ  DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE  Δ

VOTE BY TELEPHONE Call Toll-Free using a touch-tone phone. 1-800-542-1160	VOTE BY MAIL Return your proxy card in the postage-paid envelope provided	Vote 24 hours a day, 7 days a week! Your telephone vote must be received by 10:59 p.m. (Central Time) on Monday, April 21, 2003, to be counted in the final tabulation.

Your Control Number is:

IF YOU HAVE VOTED BY TELEPHONE, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY CARD.
THE TELEPHONE VOTING FACILITIES WILL CLOSE AT 10:59 P.M. (CENTRAL TIME) ON APRIL 21, 2003.

Dear BancorpSouth Shareholder:

     Here is your opportunity to invest in additional shares of BancorpSouth, Inc. common stock with all brokerage commissions and service fees paid for you through our Shareholders’ Investment Service.

     The main features of the plan are:

•	You may elect to reinvest your cash dividends in shares of BancorpSouth, Inc. common stock;

•	You may purchase additional shares of BancorpSouth, Inc. common stock by making cash payments of $25.00 to $5,000.00 quarterly;

•	The service is free of cost to you, and we pay all brokerage commissions and service fees;

•	Record keeping is simplified, and your stock is held for you in safekeeping until you request a certificate;

•	Participation is entirely voluntary and may be terminated at any time; and

•	Your quarterly dividend and/or cash payment will be fully invested in whole and fractional shares on which any future dividends will be credited.

     If you have any questions about this plan or if you would like to receive a prospectus which describes the plan and the enrollment procedures in detail, please contact BancorpSouth, Inc., Dividend Reinvestment, Stock Transfer Department, P.O. Box 4625, Atlanta, GA 30302-4625, or call toll-free 1-800-568-3476.

Sincerely,

/s/ Aubrey B. Patterson

Aubrey B. Patterson Chairman of the Board and Chief Executive Officer

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

BANCORPSOUTH, INC.
Proxy for Annual Meeting of Shareholders

     The undersigned hereby appoints W. G. Holliman, Jr., Turner O. Lashlee and Alan W. Perry, or any of them, as proxies, with full power of substitution and resubstitution, to vote all of the shares of BancorpSouth, Inc. common stock which the undersigned is entitled to vote at the annual meeting of shareholders of BancorpSouth, Inc., to be held at the Ramada Inn Convention Center, 854 North Gloster Street, Tupelo, Mississippi, on Tuesday, April 22, 2003, at 7:00 p.m. (Central Time), and at any adjournment thereof.

     This proxy is being solicited by the Board of Directors and will be voted as specified. If not otherwise specified, the above named proxies will vote (1) FOR the election as directors of the nominees named on the back of this card, (2) FOR the approval of the BancorpSouth, Inc. Executive Performance Incentive Plan, (3) FOR the ratification of the appointment of KPMG LLP as the auditors of BancorpSouth, Inc. and its subsidiaries for the year ending December 31, 2003, and (4) in accordance with the recommendation of the Board of Directors on any other matter that may properly come before the annual meeting. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

     To vote by telephone, you need to follow these instructions. If you wish to vote as the Board of Directors recommends for all proposals, press “1” when prompted. If you wish to vote on each proposal separately, press “0” when prompted. When voting on Proposal 1, which relates to the election of directors, press “1” to vote for all nominees, press “9” to withhold your vote for all nominees and press “0” to withhold your vote for individual nominees. If you withhold your vote for an individual nominee, you will be prompted for the two-digit number located next to the nominee’s name on the proxy card. For all other proposals, press “1” to vote “for” the proposal, press “9” to vote “against” the proposal or press “0” to “abstain” from voting on the proposal.

(Continued, and to be marked, dated and signed on the other side.)